UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2009

OPTICON SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-1380277	20-25831853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

449 Central Ave., Suite 105, Saint Petersburg, FL 33701
(Address of principal executive offices)   (ZIP Code)

817-305-7118
 (Registrant's telephone no., including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 19, 2009, Sam (Saed) Talari has resigned from the Company ac Acting CEO. Mr. Talari is resigning to focus more on other responsibilities in the Company and not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Effective October 19, 2009, Mr. Paul Aiello has joined Company’s Board of Directors as a Board member.

Appointment of Certain Officers

On October 16, 2009, the Board of Directors of OptiCon (the “Company”) approved the appointment of Paul Aiello, age 58, to serve as Chief Executive Officer of the Company, effective October 19, 2009. Mr. Aiello will commence employment with the Company on October 19, 2009.

The terms of Mr. Aiello’s employment are set forth in the Company’s offer letter to Mr. Aiello dated October 06, 2009 (the “Offer Letter”). Mr. Aiello will be employed by the Company on an “at-will” basis. He will receive a base salary at an annual rate of $168,000, subject to annual review. Mr. Aiello will be entitled to participate in the Company’s benefit programs generally available to senior executives of the Company, including the Company’s Change in Control Severance Plans, health insurance, life and disability insurance, and the Employee Stock Purchase Plan when it becomes available by the Company.

An option to purchase 750,000 shares of the Company’s common stock at a per-share exercise price equal to the closing price of the common stock on the Grant Date of $0.08, such option to vest with respect to 33% of the shares subject to the option on the first anniversary of Mr. Aiello’s start date and with respect to the remaining 67% of the shares subject to the option in two equal annual installments over the three-year period thereafter, contingent upon his continued employment through each vesting date, such that the option will be fully vested at the end of three years following his start date; and

She is eligible to receive 750,000 shares of stock in the Company’s wholly-owned Subsidiary, PowerCon Systems, Inc., (PCS) by achievement of goals and objectives defined in his PMP, established by the Chairman approved by the Board of Directors. Annually on the anniversary of his Start Date, 250,000 of these restricted shares will be eligible to vest, based on Employee’s percentage of accomplishment of his approved PMP goals and objectives

Performance reviews will be conducted on a six-month basis. He will be eligible to vest 50% of his annual stock allocation if the goals and objectives approved by the Board of Directors spanning the past six months’ performance have been achieved. Under the conditions of achievement aforementioned, vesting shall occur over the three year term, on the six (6) month anniversary dates from the Employee’s Start Date. Should he miss his objectives at his six-month performance review, he shall be eligible to vest said shares upon achievement of those objectives, subject to the approval of the Board of Directors.

In the event that Employee is terminated without cause, the Employee will receive an allocation of stock commensurate with their contributions to Company, as determined by their prior Performance Appraisal, based on the achievement of their Objectives.  If the Employee is terminated without cause, has achieved their Objectives, and has been employed full-time with the Company:

a.	for a period of up to 6 months, Employee will receive 1/6 of their total stock allocation;
b.	for a period of 6 to 12 months, Employee will receive 1/3 of their total stock allocation;
c.	for a period of 12 to 18 months, Employee will receive 1/2 of their total stock allocation;
d.	for a period of 18-24 months, Employee will receive 2/3 of their total stock allocation;
e.	for a period of 24-30 months, Employee will receive 5/6 of their total stock allocation;
f.	for a period of 30-36 months, Employee will receive 100% of their total stock allocation.
g.	In appreciation for their contribution to the start-up efforts of the Company, Employee will receive Company S8 stock, equivalent to three months base salary.
h.	Employee will receive an additional allocation of Company S8 shares of stock, equal to 50% of vested PCS stock.

Mr. Aiello has over 25 years of technology and energy related business experience having served in senior executive roles with Progress Telecom, WilTel Communications, the Williams Companies, NEC and RCA Corporation.  Most recently Paul served as Senior Vice President and COO of GoVertical Communications. He has held key management positions in operations, sales and marketing, international operations, strategic planning, and outsourcing.  Paul holds a BA from the State University of New York at Albany.

Item 7.01                      Regulation FD Disclosure.

On October 19, 2009, the Company issued a press release announcing Mr. Aiello’s appointment as Chief Executive Officer. A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release of OptiCon Systems dated October 19, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OptiCon Systems, Inc.
Date: October 22, 2009
By:
/s/ Sam Talari
Sam(Saed) Talari, Chairman